GUARANTEE

Guarantee of PartnerRe Ltd.
THIS GUARANTEE is given on 15 September 2016 by PartnerRe Ltd. (the Guarantor). WHEREAS:

(A)
The Guarantor has agreed to guarantee the obligations of PartnerRe Ireland Finance DAC (the Issuer) under (i) the €750,000,000 1.25 per cent. Guaranteed Notes due 15 September 2026 (the Notes) to be issued by the Issuer pursuant to an Agency Agreement (the Agency Agreement) dated

15 September 2016 between the Issuer, the Guarantor, BNP Paribas Securities Services, Luxembourg Branch as Fiscal Agent (the Fiscal Agent) and the other agents named therein and (ii) the Deed of Covenant executed by the Issuer on 15 September 2016 in respect of the Notes (the Deed of Covenant).

(B)
Terms defined in the Conditions of the Notes (the Conditions), the Agency Agreement and the Deed of Covenant and not otherwise defined in this Guarantee shall have the same meaning when used in this Guarantee.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	The Guarantor as primary obligor unconditionally and irrevocably:

(a)
guarantees to (i) the holder from time to time of each Note or Coupon and (ii) each Accountholder, by way of continuing guarantee the due and punctual payment of all amounts payable by the Issuer on or in respect of the Note or Coupon (including any additional amounts which may become payable under Condition 7 (Taxation) and the Deed of Covenant) as and when the same shall become due according to the Conditions and the Deed of Covenant; and

(b)
agrees that, if and each time that the Issuer fails to make any payments as and when the same become due, the Guarantor will on demand (without requiring the relevant Noteholder or Couponholder or Accountholder first to take steps against the Issuer or any other person) pay to the relevant Noteholder or Couponholder, or as the case may be, the Accountholder the amounts (as to which the certificate of the relevant Noteholder or Couponholder, or as the case may be, the Accountholder shall in the absence of manifest error be conclusive) in the currency in which the amounts are payable by the Issuer under the Notes or the Deed of Covenant.

2.
If any sum which, although expressed to be payable by the Issuer under the Notes, Coupons or the Deed of Covenant is for any reason (whether or not now existing and whether or not now known or becoming known to the Issuer, the Guarantor or any relevant Noteholder, Couponholder and/or Accountholder) not recoverable from the Guarantor on the basis of a guarantee then (a) it will nevertheless be recoverable from it as if it were the sole principal debtors and will be paid by it to the relevant Noteholder, Couponholder and/or Accountholder on demand, and (b) as a separate and additional liability under this Guarantee the Guarantor agrees, as a primary obligation, to indemnify each relevant Noteholder, Couponholder and each Accountholder in respect of such sum by way of a full indemnity in the manner and currency as is provided for in the Notes and the Deed of Covenant, and to indemnify each relevant Noteholder, Couponholder and each Accountholder against all losses, claims, costs, charges and expenses to which it may be subject or which it may incur in recovering such sum.

3.
If any payment received by any relevant Noteholder, Couponholder or Accountholder pursuant to the provisions of the Notes, Coupons or the Deed of Covenant shall (whether on the subsequent bankruptcy, insolvency or corporate reorganisation of the Issuer or, without limitation, on any other event) be avoided or set aside for any reason, such payment shall not be considered as discharging or diminishing the liability of the Guarantor and this Guarantee shall continue to apply as if such payment had at all times remained owing by the Issuer and the Guarantor shall indemnify the relevant Noteholders, Couponholders and/or Accountholders (as the case may be) in respect thereof provided that the obligations of the Issuer and/or the

Guarantor under this clause Error! Reference source not found. shall, as regards each payment made to any relevant Noteholder, Couponholder or Accountholder which is avoided or set aside, be contingent upon such payment being reimbursed to the Issuer or other persons entitled through the Issuer.

4.
All payments by the Guarantor under this Guarantee shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (Taxes) imposed or levied by or on behalf of any authority having the power to tax, unless the withholding or deduction of the Taxes is required by law. In the event that the Guarantor is so required to withhold or deduct any Taxes imposed or levied by or on behalf of a Relevant Jurisdiction from a payment under this Guarantee, the Guarantor will pay such additional amounts as shall be necessary in order that the net amounts received by the Noteholders, Couponholders and Accountholders after the withholding or deduction shall equal the respective amounts which would have been receivable in respect of the Notes or, as the case may be, the Coupons, or the Deed of Covenant in the absence of the withholding or deduction; except that no additional amounts shall be payable with respect to any payment in respect of any Note or Coupon or the Deed of Covenant:

(a)
for Taxes in respect of such Note or Coupon or the Deed of Covenant by reason of such Noteholder, Couponholder or Accountholder (or any beneficial owner of any interest in, or rights in respect of, such Note or Coupon) having a present or former connection with the Relevant Jurisdiction other than a mere holding of the Note or Coupon or the receipt of payments in respect thereof; or

(b)	presented for payment in the Republic of Ireland or Bermuda;

(c)
presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by satisfying any statutory requirement or by making a declaration or any other statement, including but not limited to a declaration of residence or non- residence or other similar claim for exemption;

(d)	presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note and/or Coupon to another Paying Agent;

(e)
presented for payment more than 30 days after the Relevant Date except to the extent that the holder thereof would have been entitled to an additional amount on presenting the same for payment on such thirtieth day assuming that day to have been a Presentation Date;

(f)
where such withholding or deduction is required pursuant to Section 1471(b) of the US Internal Revenue Code of 1986, as amended (the Code) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version), any current or future regulations or agreements (including any intergovernmental agreements) thereunder, official interpretations thereof or any law, regulation or official interpretation implementing any of the foregoing; or

(g)	any combination of the above.

5.	The obligations of the Guarantor under this Guarantee shall not be affected by any matter or thing which but for this provision might operate to affect the obligations including, without limitation:

(a)	any time or indulgence granted to or composition with the Issuer or any other person;

(b)	the taking, variation, renewal or release of remedies or securities against the Issuer or any other person; or

(c)	any unenforceability, invalidity or irregularity.

6.
Where any discharge (whether in respect of the obligations of the Issuer or any security for the obligations of the Issuer or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be repaid on bankruptcy, liquidation or otherwise without limitation, the liability of the Guarantor under this Guarantee shall continue as if there had been no discharge or arrangement. The holder of any Note or Coupon or an Accountholder, acting in good faith, shall be entitled to concede or compromise any claim that any payment, security or other disposition is liable to avoidance or repayment.

7.	The Guarantor represents and warrants that:

(a)
the obligations of the Guarantor under this Guarantee constitute the direct, unconditional and (subject to the provisions of clause 6) unsecured obligations of the Guarantor and (subject as provided above) rank and will rank pari passu with all other outstanding unsecured and unsubordinated obligations of the Guarantor, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors' rights; and

(b)	all necessary governmental consents and authorisations for the giving and implementation of this Guarantee have been obtained.

8.
The Guarantor shall be subrogated to all rights of the Noteholders, the Couponholders and the Accountholders, as the case may be, in respect of any amounts paid by the Guarantor pursuant to this Guarantee, provided however that, until all amounts which may be or become payable under the Notes, the Coupons and the Deed of Covenant have been irrevocably paid in full, the Guarantor shall not by virtue of this Guarantee be subrogated to any rights of any holder of any Note or Coupon or any Accountholder or claim in competition with such holders against the Issuer.

9.	This Guarantee shall enure for the benefit of the Noteholders, the Couponholders and the Accountholders and shall be deposited with and held by the Fiscal Agent.

10.
If any provision in or obligation under this Guarantee is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair (i) the validity, legality or enforceability under the law of that jurisdiction of any other provision in or obligation under this Guarantee, or (ii) the validity, legality or enforceability under the law of any other jurisdiction of that or any other provision in or obligation under this Guarantee.

11.	This Guarantee and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, English law.

Subject to subparagraph (c) below, the English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it (a Dispute) and each of the Guarantor and any
Noteholders, Couponholders or Accountholders in relation to any Dispute submits to the exclusive jurisdiction of the English courts.

(a)	For the purposes of subparagraphs 0 and (c), the Guarantor waives any objection to the English courts on the grounds that they are an inconvenient or inappropriate forum to settle any Dispute.

(b)
To the extent allowed by law, the Noteholders, the Couponholders and the Accountholders may, in respect of any Dispute or Disputes, take (i) proceedings in any other court with jurisdiction and (ii) concurrent proceedings in any number of jurisdictions.

(c)
The Guarantor irrevocably appoints Law Debenture Corporate Services Limited at Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent under this Guarantee for service of process in any proceedings before the English courts in relation to any Dispute and agrees that in the event of Law Debenture Corporate Services Limited being unable or unwilling for any reason so to act, it will immediately appoint another person as its agent for service of process in England in respect of any Dispute. The Guarantor agrees that failure by a process agent to notify it of any process will not invalidate service. Nothing in this sub-paragraph shall affect the right to serve process in any other manner permitted by law.

(d)
WITHOUT PREJUDICE TO SUBPARAGRAPHS (A) TO (C), THE GUARANTOR WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS GUARANTEE. THIS GUARANTEE MAY BE FILED AS A WRITTEN CONSENT TO A BENCH TRIAL.

IN WITNESS whereof this Guarantee has been executed as a deed poll by the Guarantor.